EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Strong First Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—May 6, 2010—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income of $32 million for the first quarter of 2010, prior to costs related to participation in the TARP program, including preferred stock dividends and expenses related to the Warrants.  Net income for the first quarter 2010 decreased 14.7 percent compared to the same period in 2009.   Net income for the first quarter of 2010 applicable to common shareholders was $28.8 million, or $.42 diluted earnings per common share and $.42 basic earnings per common share, as compared to $34.3 million or $.50 diluted earnings per common share and $.50 basic earnings per common share for the same period of 2009, representing a decrease of 16.0 percent in diluted earnings per common share and a 16.0 percent decrease in net income.

Net income for the first quarter of 2010 was negatively affected by a $14.2 million additional reserve, after tax, related to a dispute inherited by the Company in its 2004 acquisition of Local Financial Corporation (“LFIN”).   On March 5, 2010, a judgment was entered on a jury verdict rendered against the Company in the U.S. District Court for the Western District of Oklahoma.   The dispute involves claims by the former controlling shareholders of LFIN related to approximately $14 million of tax refunds received by IBC based on deductions taken in 2003 by LFIN in connection with losses on loans acquired from a failed thrift and a dispute LFIN had with the FDIC regarding the tax benefits related to a failed thrift acquisition which originated in 1988.  Other than the tax refunds that are in dispute, the Company does not have any other disputes regarding tax refunds received in connection with the LFIN acquisition.   The Company is disappointed with the judgment, but believes it has a number of valid grounds for appeal which it intends to pursue.   Net income was positively impacted during the first quarter of 2010 by investment securities gains in the amount of $18.4 million, after tax.  Additionally, net income for the first quarter of 2010 and 2009 was negatively affected by the provision for probable loan losses.  The increased provisions in the 2010 and 2009 quarters can be attributed to the weakness in the economy and the impact of that weakness on IBC’s loan portfolio.

“I’m extremely pleased with the first quarter results, in light of this continuing difficult economic environment, but I am especially disappointed in the judgment relating from a dispute on certain items inherited from our acquisition of LFIN.  The Company’s strong earnings performance has mostly offset the additional reserve related to the judgment and the cost of the TARP funding.  We are confident in the strength of our balance sheet and the quality of our loan portfolio.  We are pleased that the economies of Texas and Oklahoma continue to perform better than the national economy during this weakened economic environment and we are starting to see improvements in the Texas and Oklahoma markets compared to earlier in this recessionary period,” said Mr. Nixon, President and CEO.

“Additionally, our securities portfolio has benefited from the Federal Reserve Board and US Treasury continued actions in the bond markets during the first quarter, which kept interest rates down and bond prices up.  The gain in the portfolio is at record levels,” further commented Mr. Nixon. During the first quarter, the increase in shareholders’ equity further strengthened the Company’s strong capital ratios.  Mr. Nixon commented that “the Company continues to seek out qualified borrowers and is actively lending and investing.  We are committed to serving the needs of our customers as well as enhancing our shareholder value.”

Total assets at March 31, 2010 were $10.8 billion compared to $11.8 billion at December 31, 2009.  The decrease in total assets was primarily due to the sale of mortgage-backed securities to facilitate a re-positioning of the Company’s investment portfolio. Net loans were $5.5 billion at March 31, 2010 compared to $5.6 billion at December 31, 2009. Deposits were $7.5 billion at March 31, 2010 and $7.2 billion at December 31, 2009.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 279 facilities and more than 430 ATMs serving 105 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml